Execution Copy

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VERSATA ENTERPRISES, INC.,

TFTX ACQUISITION, INC.

and

TENFOLD CORPORATION

Dated as of March 21, 2008

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUBSIDIARY		29

4.1	Organization, Standing and Power	29
4.2	Authority; No Conflict; Required Filings and Consents	29
4.3	Information Provided	30
4.4	Operations of the Merger Subsidiary	31

ARTICLE V CONDUCT OF BUSINESS		31

5.1	Covenants of the Company	31
5.2	Confidentiality	34

ARTICLE VI ADDITIONAL AGREEMENTS		34

6.1	No Solicitation	34
6.2	Proxy Statement	38
6.3	Stock Quotation	39
6.4	Access to Information	39
6.5	Stockholders Meeting	39
6.6	Legal Conditions to the Merger	40
6.7	Public Disclosure	41
6.8	Indemnification	41
6.9	Notification of Certain Matters	42
6.10	Service Credit	42
6.12	Termination of 401(k) Plan	43

ARTICLE VII CONDITIONS TO MERGER		43

7.1	Conditions to Each Party’s Obligation To Effect the Merger	43
7.2	Additional Conditions to Obligations of the Buyer and the Merger Subsidiary	44
7.3	Additional Conditions to Obligations of the Company	45

ARTICLE VIII TERMINATION AND AMENDMENT		45

8.1	Termination	45
8.2	Effect of Termination	47
8.3	Fees and Expenses	47
8.4	Amendment	48
8.5	Extension; Waiver	48

ARTICLE IX MISCELLANEOUS		48

9.1	Nonsurvival of Representations, Warranties and Agreements	48
9.2	Notices	48
9.3	Entire Agreement	49
9.4	No Third Party Beneficiaries	50
9.5	Assignment	50

9.6	Severability	50
9.7	Counterparts and Signature	50
9.8	Interpretation	50
9.9	Governing Law	51
9.10	Remedies	51
9.11	Submission to Jurisdiction	51
9.12	Company’s Knowledge	51

TABLE OF DEFINED TERMS

Term	Reference in Agreement
401(k) Plan	Section 6.11
Acquisition Proposal	Section 6.1(d)
Affiliate	Section 3.2(c)
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 4.2(c)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Change in Company Recommendation	Section 6.5
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.15(a)
Company Facilities	Section 3.9(b)
Company Intellectual Property	Section 3.11(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.12(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.17
Company Preferred Stock	Section 3.2(a)
Company Products	Section 3.11(e)
Company SEC Reports Company Securities	Section 3.5(a) Section 3.2(b)
Company Software	Section 3.11(i)
Company Stockholder Agreement	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.12
Confidentiality Agreement	Section 5.2
Contaminated	Section 3.14(e)
Continuing Employees Contract	Section 6.10 Section 3.4(b)

Term	Reference in Agreement
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.14(c)
ERISA	Section 3.15(a)
ERISA Affiliate ESPP	Section 3.15(a) Section 2.1(d)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Material Indebtedness	Section 3.14(d) Section 3.6
Indemnified Parties	Section 6.8(b)
Intellectual Property	Section 3.11(a)
International Employee Plan	Section 3.15(k)
IRS Laws	Section 3.8(b) Section 3.4(b)
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(b)
Merger	Preamble
Merger Consideration Merger Subsidiary	Section 2.1(c) Preamble
Open Source Code Option	Section 3.11(h) Section 2.1(d)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date person	Section 8.1(b) Section 3.2(b)
Pre-Closing Period Preferred Stock Consideration	Section 5.1 Section 2.1©
Proxy Statement	Section 3.5(c)
Real Estate	Section 3.9(a)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC Section 6.1 Notice	Section 3.4(c) Section 6.1(b)
Securities Act Significant Customer	Section 3.2(a) Section 3.24
Specified Events	Section 3.16(b)
Specified Time Stock Plans	Section 6.1(a) Section 2.1(d)
Subsidiary	Section 3.3

v

Term	Reference in Agreement
Superior Proposal	Section 6.1(d)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property WARN Act Warrant Warrant Consideration	Section 3.11(b) Section 3.18(b) Section 2.1(e) Section 2.1(e)

INDEX OF EXHIBITS

Exhibit A	Promissory Note
Exhibit B	Company Stockholder Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 21, 2008, by and among Versata Enterprises, Inc., a Delaware corporation (the “Buyer”), TFTx Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Merger Subsidiary”), and TenFold Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company subject to adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of the Buyer and the Company have approved the Merger and the other transactions contemplated hereby and the Board of Directors of the Company has determined (i) that the consideration to be received in the Merger by the Company’s stockholders is fair to such stockholders, and (ii) to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer;

WHEREAS, concurrently with the execution of this Agreement, the Buyer has agreed that on the date hereof, it will lend to the Company $300,000 to support the on-going business operations of the Company between the date of this Agreement and the Effective Time, and in connection therewith the Company has agreed to execute a promissory note, dated as of the date of this Agreement, in the form attached hereto as Exhibit A; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company whose names are listed on Schedule A, have each entered into a stockholder voting agreement (the “Company Stockholder Agreement”), dated as of the date of this Agreement, in the form attached hereto as Exhibit B, pursuant to which each such stockholder has, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholder owns in favor of the Company Voting Proposal (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare and, promptly following the Closing, the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the Austin, Texas offices of Haynes and Boone, LLP located at 600 Congress Avenue, Suite 1300, Austin, Texas 78701, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Austin, Texas are permitted or required by Law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Merger Subsidiary shall cease and the Merger Subsidiary shall be merged with and into the Company with the Company continuing as the surviving corporation in such merger as a directly, wholly-owned subsidiary of the Buyer (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Merger Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Merger Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Subsidiary or the holder of any shares of the capital stock of the Company or capital stock of the Merger Subsidiary:

(a) Common Stock of the Merger Subsidiary. Each share of the common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation so that, after the Effective Time, Buyer shall be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares of common stock of the Merger Subsidiary shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and each share of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Stock”) that are owned by the Company (or held in the Company’s treasury) and any shares of Company Common Stock or Company Preferred Stock owned by the Buyer, the Merger Subsidiary or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash, stock of the Buyer or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock and Company Preferred Stock.

(i) Subject to the provisions of this Section 2.1, each share of Company Common Stock, other than shares canceled pursuant to Section 2.1(b) and other than Dissenting Shares (as defined below), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $0.0400092 per share in cash (the “Merger Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.2, of a certificate formerly evidencing such share.

(ii) Subject to the provisions of this Section 2.1, each share of Preferred Stock, other than shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $0.5418793 per share in cash (the “Preferred Stock Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.2, of a certificate formerly evidencing such share.

(d) Treatment of Stock Options and Other Employee Equity Rights.

(i) (A) The Company, in consultation with the Buyer, shall take commercially reasonable action to cause the termination or cancellation of each outstanding option to acquire Company Common Stock held by any Company employee or by any other person (each, an “Option”) granted or assumed under the 1993 Flexible Stock Incentive Plan, whether or not exercisable, immediately prior to the Effective Time. Prior to the Effective Time, the vesting of all such Options that remains outstanding and unexercised as of the Effective Time shall accelerate such that the same shall be 100% exercisable at such time, and the holder of any such Option that remains outstanding and unexercised as of the Effective Time shall be entitled to receive as soon as practicable after the Effective Time from the Surviving Corporation following the Merger in consideration for the cancellation or exercise of such Option an amount in cash equal to the product of (1) the number of shares of Company Common Stock subject to each such Option and (2) the excess, if any, of the Merger Consideration per share over the exercise price per share of Company Common Stock subject to such Option (collectively, the “Option Consideration”) (it being understood that if any such exercise price exceeds the Merger Consideration per share, the amount payable in respect of such Option shall be zero), reduced by the amount of any withholding or other Taxes required by Law to be withheld. (B) Prior to the Effective Time, the Company shall cause the administrator of the 1999 Stock Plan and the 2000 Employee Stock Option Plan (collectively with the 1993 Flexible Stock Incentive Plan, the “Stock Plans”) to accelerate the vesting of all Options granted or assumed by the Company under such Stock Plans such that the same shall be 100% exercisable at such time. At the Effective Time, (1) all such Options shall be terminated pursuant to such Stock Plans, (2) each holder of any such Option that remains outstanding and unexercised as of the Effective Time shall be entitled to receive as soon as practicable after the Effective Time from the Surviving Corporation following the Merger an amount in cash equal to the Option Consideration, if any, reduced by the amount of any withholding or other Taxes required by Law to be withheld, and (3) no later than 5 days prior to Closing, the Company shall cause the administrator to notify the holders of such Options of such facts. The Surviving Corporation hereby confirms that it does not agree to assume or substitute an equivalent option or right with respect to outstanding Options granted or assumed by the Company under the 1999 Stock Plan and the 2000 Employee Stock Option Plan or any other Stock Plan.

(ii) The rights of participants in the 1999 Employee Stock Purchase Plan (the “ESPP“) with respect to any offering period underway immediately prior to the Effective Time under the ESPP shall be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall terminate the ESPP effective as of the Effective Time and take all other actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.1(d)(ii).

(iii) The Company shall take all such action and provide all such notices as is necessary prior to the Effective Time to, effective as of the Effective Time, terminate all Stock Plans.

(e) Treatment of Warrants. Each warrant to purchase shares of Company Common Stock that is outstanding as of the Effective Time (each, a “Warrant”) shall be converted at the Effective Time into the right to receive a cash amount, if any, equal to the Warrant Consideration (as defined below) for each share of Company Common Stock then subject to such Warrant. Prior to the Effective Time, the Company shall take all necessary action and timely provide all notices to effect the conversion of such Warrants as contemplated by this Section 2.1(f). Promptly following the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the sum of the aggregate Warrant Consideration for each such Warrant then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.1(e). For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (i) the Merger Consideration per share of Company Common Stock, over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant exceeds the Merger Consideration per share, the Warrant Consideration in respect of such Warrants shall be zero).

(f) Adjustments to Merger Consideration. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration and outstanding shares of Company Preferred Stock for the Preferred Stock Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit or cause to be deposited with Computershare Trust or another bank or trust company selected by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration and Preferred Stock Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock and Company Preferred Stock (the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration or Preferred Stock Consideration (as the case may be) payable with respect thereto. The Buyer shall, to the extent reasonably requested by the Company, assist the Company in developing arrangements for the delivery of such materials to such holders of record prior to Closing in order to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration or Preferred Stock Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the Merger Consideration or Preferred Stock Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Preferred Stock Consideration, as the case may be, as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock and Company Preferred Stock. All Merger Consideration and Preferred Stock Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock and Company Preferred Stock for one hundred twenty (120) days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration or Preferred Stock Consideration, as the case may be.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Merger Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law (as defined below).

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity (as defined below), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Preferred Stock Consideration deliverable in respect thereof pursuant to this Agreement. If any person shall exercise an Option and is thereby entitled to receive a Certificate from the Company’s transfer agent, but has not yet received a Certificate prior to Closing, the Company’s transfer agent shall provide such Certificate directly to the Exchange Agent and shall inform the Exchange Agent that such person is to receive a letter of transmittal.

2.3 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give the Buyer: (i) prompt written notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Merger Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that do not have and could not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has delivered to the Buyer a true, correct and complete copy of the certificate of incorporation and by-laws of the Company. The Company is not in violation of any of the provisions of the Company’s certificate of incorporation or by-laws. For purposes of this Agreement, the term “Company Material Adverse Effect” means any materially adverse change, event, circumstance or development with respect to or material adverse effect on the business, properties, assets (tangible or intangible), liabilities (including contingent liabilities), condition (financial or otherwise), prospects or results of operations of the Company (or the Surviving Corporation), or that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (which changes in each case do not disproportionately affect the Company to any material extent);

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates (which changes in each case do not disproportionately affect the Company to any material extent);

(c) any adverse change, effect or circumstance arising out of or resulting from any cancellation or delay in customer orders or any loss of customers resulting from the public announcement of the agreement of the Buyer to acquire the Company, including the identity of the Buyer;

(d) changes in any Laws or generally accepted accounting principles or the interpretation thereof;

(e) any action taken pursuant to or in accordance with this Agreement or at the request of the Buyer;

(f) any failure by the Company to meet any external analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself;

(g) a decline in the market price of the Company Common Stock, in and of itself; or

(h) any increase in accounts payable or accrued liabilities or any decline in the Company’s cash arising from the payment of Company expenses, in each case incurred in the Ordinary Course of Business or in connection with the Merger, or any decrease in Company sales (including existing and prospective sales), customers or employees as may reasonably be expected to occur as a result of the Company’s reduced staffing since January 2008 or its present prospect of winding up operations in the event that this Agreement is terminated prior to Closing.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 220,000,000 shares of Company Common Stock and 4,000,000 shares of Company Preferred Stock, all of which are designated Convertible Preferred Class A Stock. As of the date of this Agreement, (i) 49,150,296 shares of Company Common Stock are issued and outstanding, (ii) 0 shares of Company Common Stock are held in the treasury of the Company, (iii) 21,335,546 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Stock Plans, and 33,328,066 shares of Company Common Stock are reserved for issuance in connection with the Stock Plans (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans); and (iv) 12,270,803 shares of Company Common Stock are issuable upon the exercise of 12,270,803 outstanding Warrants pursuant to the warrant agreements listed in Section 3.2(a) of the Company Disclosure Schedule and previously delivered in complete and correct form to the Buyer. As of the date of this Agreement, 1,630,449 shares of Company Preferred Stock are issued or outstanding. The Company has not made any adjustments pursuant to the anti-dilution provisions of any of the Company Preferred Stock, Options or Warrants. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities Laws, including the Securities Act of 1933 (the “Securities Act”) and “blue sky” Laws. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive (or similar) rights. All outstanding shares of Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other Contract with the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list, as of the close of business on March 20, 2008, of all outstanding Options, equity or equity-based awards granted under the Stock Plans or otherwise, including dividend equivalents, and all outstanding Warrants, and for each, as applicable: (A) the name of the applicable Stock Plan or other relevant agreement pursuant to which such Option or Warrant was granted, assumed or issued; (B) the number of shares of Company Common Stock subject thereto; (C) the date of grant or issuance; (D) the expiration date; (E) the exercise price thereof; (F) the name of the holder thereof; (G) the number of Options that are vested; (H) the applicable vesting and acceleration provisions and (I) if any equity-based award or dividend right, a description of the terms thereof. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to the Buyer. All Stock Plans (including all amendments requiring approval) have been duly approved by the Company’s stockholders to the extent such approval is required under applicable Law. All shares of Company Common Stock subject to issuance in connection with the exercise of outstanding Options or Warrants or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans or otherwise, upon issuance on the terms and conditions specified in the Stock Plans or other relevant Contract (as defined below) pursuant to which such Option or Warrant was granted, assumed or issued, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. Except (i) as set forth above or (ii) as a result of the exercise of the outstanding Options or Warrants or payment of other outstanding equity or equity-based awards granted under the Stock Plans, including dividend equivalents, in each case granted prior to the date hereof and listed in Section 3.2(b) of the Company Disclosure Schedule, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights ((a)-(d) collectively referred to as, “Company Securities”). There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company is not a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to Company Securities or any other Contract relating to disposition, voting or dividends with respect to any Company Securities or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board (as defined below). All dividends on the Company Common Stock or Company Preferred Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full. As used in this Agreement, the term “person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity or “group” (as defined in the Exchange Act).

(c) All actions to be taken by the Company prior to the Effective Time pursuant to Sections 2.1(d) and (e) are permitted pursuant to the terms of the Stock Plans and the Warrants. The terms of the ESPP permit the transactions contemplated by Section 2.1(d) and the termination of the ESPP contemplated by this Agreement.

3.3 Subsidiaries. The Company has no Subsidiaries and, except as set forth in Section 3.3 of the Company Disclosure Schedule, never has had any Subsidiaries. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing or otherwise having the power to control (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover Law or similar Law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, claim, pledge, lien, charge, encumbrance, easement, conditional sale or other title retention agreement, covenant or similar restriction or right (“Liens”) on the Company’s assets under, any of the terms, conditions or provisions of any contract (written or oral), obligation, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, license or other instrument or agreement mortgage, indenture, agreement, lease, license or other instrument or agreement (each, a “Contract”) to which the Company is a party or by which any of them or any of their properties or assets may be bound, including, without limitation, any Company Material Contract (as defined in Section 3.12), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to the Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company is not, and will not be, required to give any notice to or obtain any consent, waiver, authorization or approval under any Company Material Contract in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (each, a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, forms, schedules or materials under Sections 13 or 16 of or Rules 14a-12, 12g-4(a)(i) or 12h-3(a)(i) under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) any necessary filings, procedures and approvals with respect to governmental Contracts listed in Section 3.4(c) of the Company Disclosure Schedule, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock (including the Company Preferred Stock on an as-converted basis) on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided. (a) Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Company has filed and furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) comply, or will comply when filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) do not or will not at the time filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented or will fairly present in all material respects in accordance with GAAP the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and (iv) have been derived from the books and records of the Company. The unaudited balance sheet of the Company as of September 30, 2007 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) Until the Company files a Form 15 with the SEC terminating the registration of its common stock under Section 12(g) of the Exchange Act and suspending its reporting obligations under Section 15(d) of the Exchange Act, the Company has maintained and will maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. While maintained, such disclosure controls and procedures have been and will be effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e) Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 in effect as of the date of this Agreement.

3.6 No Undisclosed Liabilities. Except (a) as set forth in Section 3.6(a) of the Company Disclosure Schedule or in the Company Balance Sheet and (b) except for liabilities incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) between the date of the Company Balance Sheet and the date of this Agreement, the Company does not have any liabilities or obligations of any nature (absolute, accrued, counterpart or otherwise and whether due or to become due) in excess of $20,000 in any individual case and $50,000 in the aggregate. Section 3.6(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Company is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts or deferred purchase price obligations relating to purchased property, (iii) capitalized lease obligations, (iv) commitments under letters of credit, (v) obligations under non-cancelable operating leases, and (vi) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.6(b) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness. As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company except as set forth in Section 3.6(b) of the Company Disclosure Schedule and as may be incurred in accordance with Section 5.1 hereof. The Company does not guaranty any Indebtedness of any person. True and complete copies of all instruments (or substantially identical forms of such instruments) evidencing all Indebtedness of the Company have been furnished to the Buyer.

3.7 Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since September 30, 2007 (a) the Company has conducted its business only in the Ordinary Course of Business, (b) there has not been and there is not reasonably expected to be a Company Material Adverse Effect and (c) there has not been any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, nor has the Company entered into any Contract to take any such action or cause any such event.

3.8 Taxes.

(a) The Company has timely filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Company. There are no liens for unpaid Taxes.

For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value added, excise, escheat, abandoned/unclaimed property, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements (including any attachment, exhibit, schedule or appendix) or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has delivered to the Buyer true, correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of, or including, the Company have been fully paid. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated and which is reasonably likely to have a Company Material Adverse Effect. No issue has been raised by a taxing authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. The Company has not received written notice that it is subject to material Tax in any jurisdiction where it does not file Tax Returns.

(c) The Company has no actual or potential liability for any Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

(e) Except as set forth on Section 3.8(e) of the Company Disclosure Schedule, the Company (i) is not and has not ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(f) Adequate reserves or accruals for Taxes of the Company have been recorded on its books and records in accordance with GAAP with respect to any period for which Taxes are not yet due and owing. The Company has not incurred any liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course of Business.

(g) The Company has complied in all material respects with all applicable Laws relating to the payment of Taxes and the withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws.

(h) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) Neither the Company nor any other person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

3.9 Owned and Leased Real Properties.

(a) The Company does not own any real property (“Real Estate”).

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all real property leased, subleased or licensed by the Company (collectively “Company Facilities”) and the location of the premises. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any other party to any Company Lease (as defined below) is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not material to the Company. The Company does not lease, sublease or license any real property to any person. The Company has delivered to the Buyer true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”).

(c) All such Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There are no other parties occupying, or with a right to occupy, the Company Facilities. The Company could not be required to expend more than $25,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

3.10 Title to Properties. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by Law in respect of obligations which are owed with respect to Taxes that are not yet due, being contested in good faith, or for which an adequate reserve has been provided for on the Company Balance Sheet, except for such Liens which are not material, individually or in the aggregate, in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and except for Liens with respect to properties and assets that are not material, individually or in the aggregate, to the Company.

3.11 Intellectual Property.

(a) To the Company’s Knowledge, the Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of the Company as currently conducted (in each case excluding generally commercially available, off-the-shelf third party software programs which are neither incorporated into or bundled with any Company Product nor used in the development, testing, maintenance or support of any Company Product, and which have an aggregate perpetual license cost of less than $10,000). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations thereof, (iii) processes, formulae, methods, designs, schematics, technology, know-how, computer software programs and applications (including all source code, object code, firmware, development tools, files, records and data), and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement that is a Company Material Contract relating to any Intellectual Property owned by the Company (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf third party software programs which are neither incorporated into or bundled with, nor material to the development, testing, maintenance, or support of any Company Product (as defined below) that the Company has distributed within the thirty-six (36) months prior to the date of this Agreement (the “Third Party Intellectual Property”). Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger, including the assignment to Buyer or Surviving Corporation, by operation of Law or otherwise, of any Contracts to which the Company is a party, will result in (i) Buyer granting to any third party any rights to or with respect to any Intellectual Property owned by, or licensed to, Buyer, (ii) the Surviving Corporation granting to any third party any rights to or with respect to any Intellectual Property owned by, or licensed to, the Surviving Corporation, other than those rights granted by the Company prior to the Closing, (iii) either the Buyer or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) either the Buyer or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Surviving Corporation, respectively, prior to the Closing. Following the Closing, (i) all Company Intellectual Property will be fully transferable, alienable and licensable by Company and/or Buyer, subject to non-exclusive licenses granted to Company’s customers, and (ii) Company and Buyer shall have the right to use and otherwise exploit all Third Party Intellectual Property as such intellectual property was used and otherwise exploited by Company prior to Closing.

(c) Section 3.11(c) of the Company Disclosure Schedule sets forth a list of all applications and registrations for patents, trademarks, service marks, domain names and copyrights filed, registered or issued in the name of Company or otherwise owned by Company, including the jurisdictions in which, and the dates on which such items have been filed, issued or registered, and the corresponding application or registration numbers therefor. All patents and registrations for trademarks, service marks, domain names and copyrights which are held by the Company and which are material to the business of the Company, as currently conducted, are subsisting and have not expired or been cancelled, and, to Company’s Knowledge, are valid and enforceable. All necessary documents, recordations and certificates in connection with such patents and registrations for trademarks, service marks and copyrights have been filed with, and all necessary fees paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such patents and registrations for trademarks, service marks and copyrights. Section 3.11(c) of the Company Disclosure Schedule sets forth all necessary filings and payments of which Company or Company’s counsel is aware or should have been aware that must be made with the relevant patent, copyright, trademark or other authorities within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to PTO office actions, documents, applications or certificates, that are necessary for the purposes of obtaining, perfecting, maintaining or preserving or renewing any patents and registrations for trademarks, service marks and copyrights. To the Company’s Knowledge, except as described in Section 3.11(c) of the Company Disclosure Schedule, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.

(d) The conduct of the business of the Company, as currently conducted, including without limitation the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing and sale of any Company Products, does not, and when conducted by Buyer and/or Surviving Corporation in the same manner immediately following the Closing will not, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. Since January 1, 2000, the Company has not received any written claim or notice alleging any such material infringement, violation or misappropriation.

(e) No Company Intellectual Property or product, device or component (including any software incorporated in the same) manufactured, owned, sold or offered by, or service offerings of, the Company (the “Company Products”) are subject to any proceeding or outstanding decree, order, judgment, Contract or stipulation (except, in the case of Intellectual Property licensed by third parties to Company, the Contracts under which such third parties granted rights to the Company thereunder) materially restricting the use, transfer, or licensing thereof by the Company or, with respect to Company Intellectual Property, the validity or enforceability thereof.

(f) Section 3.11(f)(i) of the Company Disclosure Schedule sets forth all software owned by third parties, and all other material Third Party Intellectual Property: (1) that is incorporated into, embodied in or distributed with any Company Product; (2) that is used in the development, testing, maintenance, or support of any Company Product; or (3) that is otherwise material to the business of the Company, as currently conducted or contemplated to be conducted. Section 3.11(f)(ii) of the Company Disclosure Schedule sets forth all agreements under which any of the software or material Third Party Intellectual Property described in the previous sentence is licensed in which: (1) the Company is obligated to pay any royalties or other ongoing payments after the Closing for continued use of such software or Third Party Intellectual Property, or (2) such agreement expires, or a third party has a right to terminate such agreement (other than for the Company’s breach), within twelve (12) months after the date of this Agreement. The Company is the exclusive owner of all Company Intellectual Property

(g) The Company has taken reasonable steps to protect the Company’s rights in the Company Intellectual Property and the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company under an obligation of confidentiality, and, without limiting the foregoing, (i) the

Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Buyer and all current and former employees, contractors and consultants of the Company have executed such an agreement, and (ii) the Company has entered into a written confidentiality agreement with each of its customers, distributors and third party developers, and any other third party to whom the Company has disclosed any material trade secrets or confidential information.

(h) For purposes of this Agreement, “Open Source Code” shall mean any software that is distributed or made available as “open source software” or “free software” or is otherwise made generally available to the public in source code form under terms that permit modification and redistribution of such software (except for purposes of compliance with the European Community’s software directive). Open Source Code includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License or BSD License.

(i) Section 3.11(h)(i) of the Company Disclosure Schedule accurately identifies and describes (1) each item of Open Source Code that is contained in, distributed with, or used in the development of a Company Product or from which any part of any Company Product is derived, (2) the applicable license terms for each such item of Open Source Code, and (3) the Company Product(s) to which each such item of Open Source Code relates.

(ii) Except as set forth in Section 3.11(h)(ii) of the Company Disclosure Schedule, no Company Product contains, is a derivative work of, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (1) impose or could impose a requirement or condition that such Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grant or would require the grant of a license to any Person of any Company Intellectual Property.

(i) The source code for all software included in each Company Product (“Company Software”) that the Company has distributed within the thirty-six (36) months prior to the date of this Agreement, or for which the Company otherwise has warranty, support or maintenance obligations to a third party as of the date of this Agreement contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(j) The Company has not participated in any standards-setting organizations or agreed to license any Company Intellectual Property as part of a standards-setting organization.

3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all Contracts to which the Company is a party as of the date of this Agreement that are material to the condition (financial or otherwise), properties, businesses, assets, liabilities, capitalization or results of operations of the Company, including without limitation (i) any Contract in connection with which or pursuant to which the Company will spend or receive (or are expected to spend or receive), in the aggregate, more than $50,000, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company from freely engaging in business or from competing with any person (including not limited to agreements containing grants of exclusivity, most favored nations provisions, and rights of first refusal or granting any exclusive distribution rights) anywhere in the world, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company, (iv) any employment or consulting agreement, other than those that are terminable by the Company on no more than 30 days’ notice without material liability or financial obligation, on an individual or aggregate basis, to the Company, (v) any Company Employee Plan, including, without limitation, any service agreement, trust agreement, or administrative agreement related to such Company Employee Plan, (vi) any agreement of indemnification or any guaranty by the Company other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the Ordinary Course of Business, (vii) any Contract that was not made in the Ordinary Course of Business in which the Company has granted or received, or is otherwise relating to, any Intellectual Property (as defined in Section 3.11(a)), (viii) any agreement that was not made in the Ordinary Course of Business and involves an amount in excess of $25,000, (ix) any loan, credit agreement, mortgage, indenture or promissory note, (x) any collective bargaining agreement or other Contract with any labor union, and (xi) any interested party transactions (clauses (i) through (xi) above collectively, the “Company Material Contracts”). The Company has delivered to the Buyer a true, correct and complete copy, including all amendments and supplements, of each Company Material Contract.

(b) Each Company Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and, to the Company’s Knowledge, on the other parties thereto, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any other party to any Company Material Contract is in breach or violation of or in default under (nor does there exist any condition which, with or without the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not received written notice that it is in breach or violation of or in default under, any of the material terms or conditions of any Company Material Contract in such a manner as would permit any other party to cancel, terminate or accelerate its rights under any such Company Material Contract, or would be material to the business of Company as currently conducted.

(c) Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, since December 31, 2006, the Company has not entered into any transaction with any Affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, demand, charge, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any properties or rights of the Company. There are no judgments, writs, injunctions, rulings, determinations, awards, orders or decrees outstanding against the Company. There has been no complaint, charge or demand filed or, to the Company’s Knowledge, threatened against the Company by any Governmental Entity.

3.14 Environmental Matters.

(a) Except as would not reasonably be expected to result in material liability to the Company or as set forth in Section 3.14 of the Company Disclosure Schedule:

(i) the Company is and has been at all times in material compliance with Environmental Law and with any permits, licenses, or authorizations issued under or required under Environmental Law. The Company has timely applied for the renewal of such permits, licenses or authorizations such that the permits, licenses or authorizations remain in full force and effect during the pendency of the renewal application. No proceeding is pending or, to the Company’s Knowledge, threatened to revoke or modify any such permit, license or authorization. No action is required as a result of the transaction contemplated by this Agreement to transfer such permits, licenses or authorizations.

(ii) there has been no Release or threatened Release of any Hazardous Materials at, on, to, from or about (1) the Real Estate or the Company Facilities during the period of the Company’s ownership, tenancy or operation, any property formerly owned, operated or leased by the Company or (2) any location at which Hazardous Materials from the operations of the Company have been disposed;

(iii) the Company does not have any basis to expect, and has not received (1) notice that it is subject to liability for any Release or threatened Release of Hazardous Material in relation to the Real Estate, the Company Facilities or the property of any third party; (2) any request for information from a Governmental Entity under any Environmental Law (including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) or any similar state law); or (3) any allegation that the Company is a potentially responsible party as that term is used in connection with CERCLA;

(iv) the Company has not received any notice, demand, claim or request for information alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law; and

(v) the Company is not subject to any orders, decrees or injunctions by any Governmental Entity or subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) The Company has made available to Buyer copies of all environmental-related audits, studies, reports, analyses and results of investigation that are in the Company’s possession or under its control with respect to the past or current operations of the Company or with respect to any currently or previously owned, leased or operated properties of the Company.

(c) For purposes of this Agreement, the term “Environmental Law” means any Law (including common law), regulation, order, administrative or judicial decision or judgment, ordinance, decree, directive, rule or treaty relating to: (i) the protection of public health, welfare and the environment; (ii) the storage, handling or use of chemicals and other hazardous materials; (iii) the Release, discharge, generation, processing, labeling, treatment, storage, transport, disposal, investigation, monitoring or remediation of any Hazardous Material; (iv) noise or odor; or (v) the protection of threatened or endangered species or environmentally sensitive areas.

(d) For purposes of this Agreement, the term “Hazardous Material” means: (i) any chemical, material, waste or substance that is regulated or listed by any Governmental Entity as a “hazardous substance,” “hazardous waste,” “solid waste,” “hazardous material,” “pollutant” or is otherwise regulated because of its effect or potential effect on human health or the environment; or (ii) petroleum or any fraction thereof, any petroleum product or by-product, natural gas liquids, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, formaldehyde, urea formaldehyde, methane or medical waste.

(e) For purposes of this Agreement, the term “Release” means: depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company or any of its ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means all plans, whether written or oral, sponsored, established, maintained or contributed to or required to be contributed to currently, or at any time within the six (6) year period preceding the date of this Agreement, by the Company or any of its ERISA Affiliates for the benefit of any current or former employee or director, or any beneficiary thereof, of the Company or any of its ERISA Affiliates, or for which the Company or an ERISA Affiliate has any liability, contingent or otherwise, including: all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Code Section 6039D, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which, currently is or in the six (6) years prior to the Closing Date was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b) With respect to each Company Employee Plan, the Company has delivered to the Buyer a true, correct and complete copy of (i) such Company Employee Plan (or, in the case of any unwritten Company Employee Plan, descriptions of the material terms thereof), as well as, if applicable, (ii) a copy of each trust or other funding arrangement, (iii) each summary plan description and summary of material modifications, (iv) the most recent application for determination letter submitted to the IRS, if any, and the most recent determination letter received from the IRS, (v) all Form 5500 Series annual reports for each Company Employee Plan filed for the past four (4) most recent plan years, together with all schedules, attachments, and related opinions and (vi) any correspondence from or to the IRS, the Department of Labor or other U.S. Governmental Entity relating to an audit or penalty assessment with respect to any Company Employee Plan or relating to requested relief from any liability or penalty relating to any Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that has resulted in material liability to the Company. There are no actions, suits or claims pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan, the assets of any Company Employee Plan, or any fiduciary related to the breach of fiduciary duties with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, United States Department of Labor, or any other governmental entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Company Employee Plan. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, no Company securities, Company real property or other Company property is included in the assets of any Company Employee Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company nor any of its ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, the Company is not a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law. No Company Employee Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, (A) neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides medical or dental benefits to employees (including any such plan pursuant to which a stop loss policy or Contract applies), and (B) no Company Employee Plan that provides medical or dental benefits to employees is self insured.

(j) There is no Contract covering any individual that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k) Each Company Employee Plan that has been adopted or maintained by the Company or any of its ERISA Affiliates, whether formally or informally, with respect to which the Company or any of its ERISA Affiliates will or may have any liability with respect to employees who perform services outside the United States (an “International Employee Plan”) is in compliance with the provisions of the Laws of each jurisdiction in which such International Employee Plan is maintained, to the extent those Laws are applicable to such International Employee Plan. As regards each International Employee Plan, (i) the Company and each of its ERISA Affiliates has complied with all applicable reporting and notice requirements, and such International Employee Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Employee Plan any required determinations, if any, that such International Employee Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such International Employee Plan, and (ii) such International Employee Plan has been administered in all material respects in accordance with its terms and applicable Law and regulations. Except as required by Law, no condition exists that would prevent the Company or the Buyer from terminating or amending any International Employee Plan at any time for any reason.

3.16 Compliance. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) The Company and its personnel and operations are, and since January 1, 2001, or to the Company’s Knowledge prior to such date, have been, in compliance with and not in default or violation of, and have not received any written notice alleging any investigation, inquiry, review or violation with respect to (i) any applicable Law, or (ii) any Contract to which the Company is a party or by which the Company or its properties is bound or affected, in each case, with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or investigations, reviews or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b) There is no formal or informal investigation or enforcement action by the SEC, Department of Justice or other Governmental Entity pending or, to the Company’s Knowledge, threatened against the Company or any of the individuals listed on Section 3.16(b)(1) of the Company Disclosure Schedule regarding (i) the historic stock option granting practices of the Company or (ii) accounting treatment for certain software license and services agreements (the items described in above clauses (i) and (ii) collectively, the “Specified Events”).

3.17 Permits. The Company has all permits, licenses, variances, exemptions, authorizations, certificates of authority and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, variances, exemptions, authorizations, certificates of authority and franchises the absence of which, individually or in the aggregate, are not material (the “Company Permits”). The Company is in compliance with the material terms of the Company Permits. There is no investigation or proceeding regarding the suspension, cancellation or termination of any Company Permit pending, or, to the Company’s Knowledge, threatened or imminent. All Company Permits are in full force and effect and will not be affected by the Merger. All renewals for Company Permits have been timely submitted by the Company.

3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company whose annual rate of base compensation exceeds $50,000 per year, along with the position and the annual rate of base compensation of each such person. The Company is not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by the Company, nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees, and the Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened or imminent labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company.

(b) Except as would not have a Company Material Adverse Effect, the Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and related regulations, as amended, or any similar federal, state, local or other applicable Law. During the ninety (90) day period prior to the date of this Agreement, the Company has terminated twenty-four (24) employees. The Company is in compliance with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the employees and former employees; has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to the employees and former employees; is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment short term disability, workers compensation, social security or other benefits or obligations for the employees or former employees.

3.19 Insurance. The Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.19 of the Company Disclosure Schedule sets forth each such insurance policy and includes for each such insurance policy the amount of the annual premium and the maximum coverage amounts per incident and per year. All premiums due and payable under all such insurance policies have been paid, and the Company is otherwise in compliance with the terms of such insurance policies. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any such insurance policies. There is no claim by the Company pending under any of the insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Houlihan Valuation Advisors, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which opinion will be delivered to Buyer solely for informational purposes promptly after the date of this Agreement.

3.21 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Agreement or the transactions contemplated hereby and thereby.

3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.23 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

3.24 Customers and Suppliers. Except as set forth on Section 3.24 of the Company Disclosure Schedule, the Company has no outstanding material dispute concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2007 was one of the ten largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a “Significant Customer”). The Company has not received any written notice from any Significant Customer, nor does the Company have any other knowledge, that such Significant Customer will not continue as a customer or distributor of the Company after the Closing or that any such customer intends to terminate or materially modify existing Contracts with the Company, including, without limitation, reducing the amount paid to the Company for products and services.

3.25 Change of Control. Section 3.25 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration which is or may become payable to any employee of the Company by the Company pursuant to any Contract by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than solely as a stockholder of the Company or as a holder of Options.

3.26 Illegal Payments. In the conduct of their businesses, neither the Company nor any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable law to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

MERGER SUBSIDIARY

The Buyer and the Merger Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Merger Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Buyer and the Merger Subsidiary is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material to the Buyer or the Merger Subsidiary, as the case may be. The Buyer has delivered to the Company true, correct and complete copies of the certificate of incorporation and By-laws of the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary are not in violation of any of the provisions of their respective certificate of incorporation or and by-laws. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Merger Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary do not, and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Merger Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Merger Subsidiary’s assets under, any of the terms, conditions or provisions of any Contract to which the Buyer or the Merger Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.2(c), conflict with or violate any Laws applicable to the Buyer or the Merger Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Buyer (“Buyer Common Stock”) are listed for trading is required by or with respect to the Buyer or the Merger Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Merger Subsidiary or the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Operations of the Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted in this Section 5.1, Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), (1) the business of the Company (including, without limitation, its working capital and cash management practices, the collection of accounts receivable and the payment of accounts payable (including the writing and mailing of checks with respect thereto)) shall be conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business, in a manner consistent with past practice and in compliance with applicable Laws and Contracts; (2) the Company shall pay its debts, liabilities and Taxes when due (subject to good faith disputes over such debts, liabilities or Taxes) and shall pay or perform its other obligations when due; (3) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present employees, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Entities, customers, suppliers and other persons with which the Company has business relations; and (4) the Company shall not license any material Intellectual Property except non-exclusive object code software licenses of Company products to distributors, resellers and end users in the Ordinary Course of Business, in a manner consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided or permitted in this Section 5.1, during the Pre-Closing Period the Company shall not, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options to the extent required or permitted under the terms of such Options or (B) from former employees, directors and consultants in accordance with agreements in effect on the date hereof providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement);

(c) change, amend or propose to amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) (i) acquire or agree to acquire (or enter into any letter of intent or agreement in principle to acquire) (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company, except purchases of inventory and raw materials in the Ordinary Course of Business or (ii) enter into any joint ventures, strategic partnerships or alliances;

(e) sell, lease, license, pledge, transfer, mortgage or otherwise dispose of or encumber any Intellectual Property or any other material properties, material assets or material liabilities of the Company other than sales, leases or licenses of product or inventory in the Ordinary Course of Business, or disclose or take any action, including without limitation any use of Open Source Code (other than as such Open Source Code was used by the Company immediately prior to the date of this Agreement), that would require the Company to disclose any confidential Intellectual Property;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $5,000 in the aggregate for the Company, other than as set forth in the Company’s budget for capital expenditures disclosed in Section 5.1(h) of the Company Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP as concurred in by the Company’s independent auditors;

(j) except in the Ordinary Course of Business, enter into any Contract (i) relating to the distribution, sale or marketing by third parties of the products of the Company or (ii) providing for a maintenance terms longer than twelve months;

(k) except as required to comply with applicable Law or to comply with the agreements, plans or arrangements set forth in Section 5.1(k) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) revalue any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the Ordinary Course of Business or as required by GAAP as concurred in by the Company’s independent auditors;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and whether or not arising prior to, on or after the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in accordance with their respective terms or in the Ordinary Course of Business, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements;

(n) amend, terminate, waive in writing or release any confidentiality or similar agreement to which Company is a party or of which the Company is a beneficiary;

(o) whether (i) in the Ordinary Course of Business or (ii) outside the Ordinary Course of Business, enter into or materially modify, amend or terminate or waive, delay the exercise of, release or assign any material rights or claims under any material Contract to which Company is a party, including, without limitation, the Company Material Contracts;

(p) make or change any Tax election, settle or compromise any material income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or make any change to its method of reporting income, deductions or other Tax items;

(q) except for actions expressly authorized by Article VI, engage in any action or enter into any transaction or permit any action to be taken that could reasonably be expected to (i) directly or indirectly materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) increase the possibility that any Governmental Entity will seek to object to or challenge or take any action to interfere in any respect with or delay the consummation of any of the transactions contemplated by this Agreement;

(r) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company;

(s) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;

(t) enter into any new line of business;

(u) adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(v) except to the extent required by applicable Law, take any action that could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or (B) that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any condition to the Merger set forth in Article VII not being satisfied;

(w) take any action that could reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby; or

(x) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of February 8, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, from the date of this Agreement until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of the Company

(such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) shall, directly or indirectly:

(i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal;

(ii) enter into or participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to the Company, or take any other action or cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

(iii) approve, endorse or recommend any Acquisition Proposal;

(iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transactions contemplated thereby with respect to the Company; or

(v) withdraw or modify in a manner adverse to the Buyer the approval, recommendation or declaration of advisability of the Company Board of the transactions contemplated hereby (it being understood that failing to affirm the approval or recommendation of the Company Board of the transactions contemplated hereby within ten (10) Business Days after an Acquisition Proposal has been publicly announced shall be considered an adverse modification if such failure occurs prior to the Company Meeting);

provided, that, notwithstanding the preceding part of this Section 6.1(a) and any other provision of this Agreement, nothing shall prevent the Company Board prior to the Company Stockholder Approval from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to the last paragraph of this Section 6.1(a), regarding an unsolicited bona fide written Acquisition Proposal that did not otherwise result from a breach of this Section 6.1(a) and that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or is reasonably likely to result in a Superior Proposal; provided further, however, that prior to taking such action, the Company Board, after consulting with outside counsel, determines in good faith that the taking of such action by the Company Board is not inconsistent with the proper discharge of its fiduciary duties. The Company shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any person proposing an Acquisition Proposal after the date of the Company Stockholder Approval. The Company shall, and shall cause its Representatives to, cease immediately all existing discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

As promptly as practicable (but in no event more than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide to the Buyer oral notice, with written notice to follow as promptly as practicable, of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided by such person or such person’s Representatives in connection with such Acquisition Proposal, request or inquiry and such other details of the Acquisition Proposal, request or inquiry as the Buyer may reasonably request. The Company shall provide to the Buyer as promptly as practicable (but in no event more than 24 hours thereafter) oral notice, with written notice to follow as promptly as practicable, setting forth all such information as is reasonably necessary to keep the Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly provide to the Buyer a copy of all written materials subsequently provided by or received from such person or such person’s Representatives in connection with such Acquisition Proposal, request or inquiry. The Company shall provide the Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting at which the Company is reasonably expected to consider any Acquisition Proposal.

If the Company receives a request for information from a person which has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted, as contemplated under the proviso paragraph immediately following clause (v) of this Section 6.1(a), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Company Board may, subject to such person having executed a confidentiality agreement containing confidentiality provisions substantially similar to those contained in the Confidentiality Agreement, and on terms no more favorable to such person than the terms of the Confidentiality Agreement, provide such person with access to information regarding the Company; provided, however, that the person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal and provided further that the Company sends a copy of any such confidentiality agreement to the Buyer promptly upon its execution and the Buyer is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.1, and it shall be responsible for any breach of this Section 6.1 by its Representatives.

(b) Notice of Superior Proposal Determination.

(i) Notwithstanding Section 6.1(a), the Company may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the Company Stockholder Approval and terminate this Agreement if, and only if, (A) it has provided the Buyer with a copy of the Superior Proposal document, (B) five (5) Business Days shall have elapsed from the later of (x) the date the Buyer received written notice (the “Section 6.1 Notice”) advising the Buyer that the Company Board has resolved, subject only to compliance with this Section 6.1(b) and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the date the Buyer received a copy of such Superior Proposal, (C) the Company Board has determined in good faith (after consultation with outside legal counsel) that the taking of such action by the Company Board is not inconsistent with its fiduciary duties or contrary to applicable Law, (D) taking into account any revised proposal made by the Buyer since receipt of the Section 6.1 Notice, such Superior Proposal remains a Superior Proposal and the Company Board has again made the determination referred to in this Section 6.1(b) and (E) it has previously or concurrently will have (A) paid to the Buyer the termination fee and expenses payable under Section 8.3(b) and (B) terminated this Agreement pursuant to Section 8.1(h). In the event that the Company provides the Buyer with a Section 6.1 Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not less than five Business Days and not more than ten Business Days after the date of the Section 6.1 Notice.

(ii) During the five (5) Business Day period following receipt by the Buyer of the Section 6.1 Notice, the Company agrees that the Buyer shall have the right, but not the obligation, to offer to amend the terms of this Agreement, including without limitation, by changing the structure of the transaction from a merger to a take-over bid or other similar transaction. The Company Board will review any offer by the Buyer to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Buyer’s offer upon acceptance by the Company would result in such Superior Proposal ceasing to be a Superior Proposal. If the Company Board so determines, the Company will enter into an amended agreement with the Buyer reflecting the Buyer’s amended proposal. If the Company Board continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the Buyer’s amended proposal, the Company may terminate this Agreement pursuant to Section 8.1(h); provided, however, that the Company must concurrently pay to the Buyer the termination fee and expenses payable to the Buyer under Section 8.3(b) and must concurrently with termination enter into a definitive agreement with respect to such Superior Proposal. The Company acknowledges and agrees that payment of the termination fee payable under Section 8.3(b) is a condition to valid termination of this Agreement under Section 8.1(h) and this Section 6.1(b). The Company also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 6.1(a) and the requirement under Section 6.1(b)(1)(B) to initiate an additional five Business Days’ notice period.

(c) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any offer or proposal for any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

(i)(A) any merger, arrangement, consolidation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction involving the Company, (B) any transaction in which a person or group of persons directly or indirectly acquires beneficial ownership of securities representing more than 10% of the outstanding voting securities of the Company, or (iii) any transaction in which the Company issues securities representing more than 10% of the outstanding voting securities of the Company;

(ii) any sale, lease, exchange, transfer, license, or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company; or

(iii) any liquidation or dissolution of the Company.

“Superior Proposal” means any unsolicited, bona fide written offer or proposal made by a third party to acquire, directly or indirectly, one hundred percent (100%) of the equity securities or total assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a take-over bid, a share exchange, a recapitalization or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor and outside legal counsel), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and the party making such proposal.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments or requests of the SEC or its staff as soon as practicable after receipt of any such comments or requests and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments or requests. The Company shall notify the Buyer promptly upon the receipt of any comments or requests from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Buyer with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Buyer and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated hereby. The Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Stock Quotation. The Company shall not take any action to remove the Company Common Stock from quotation on the Pink Sheets or, if the Company’s Common Stock becomes quoted on the OTC Bulletin Board following the date of this Agreement, from the OTC Bulletin Board during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not materially disrupt or interfere with business operations, to all of its properties, books, Contracts, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal (any such withholding, withdrawal or modification, a “Change in Company Recommendation”). Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to Article VIII, the Company Voting Proposal shall be submitted to the stockholders of the Company at the Company Meeting for the purposes of approving the Company Voting Proposal, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation, unless this Agreement is terminated pursuant to Article VIII. Subject to Section 6.1, the Company shall take action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of the Buyer’s Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, in each case with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws and (B) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by Law or stock market regulations (in which case commercially reasonable efforts to consult with the other party will be made prior to any press release or public statement), (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company than are presently set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of 6 (six) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who at or at any time prior to the Effective Time were Indemnified Parties. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within 10 (ten) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification

(b) Subject to the next sentence, the Surviving Corporation shall provide at no expense to the beneficiaries, in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) covering the directors and officers of the Company (the “Indemnified Parties”) currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no less favorable to such Indemnified Parties than the terms of such policy in effect on the date hereof, so long as the annual premium therefor would not be in excess of 200% of the last aggregate annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), which amount is set forth on Section 6.8(b) of the Company Disclosure Schedule. If the annual premium for such new insurance coverage exceeds the Maximum Premium, the Surviving Corporation shall obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c) The Surviving Corporation shall pay, promptly upon presentation of invoices therefor, all expenses, including reasonable attorney’s fees, that may be incurred by the persons referred to in this Section 6.8 in connection with successfully establishing or enforcing their rights, in whole or in part, provided in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the former and current officers and directors of the Company, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Merger Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Service Credit. Following the Effective Time, the Buyer agrees to cause each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company immediately prior to the Effective Time (“Continuing Employees”) to be provided compensation (including wages and cash incentive opportunities) and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits, respectively, to which similarly situated employees of the Buyer are entitled. Following the Effective Time, the Buyer agrees to either (i) take all actions necessary or appropriate to permit the Continuing Employees to continue to participate in the Company Employee Plans in which such Continuing Employees were participating prior to the Effective Time or (ii) to the extent permitted under the Buyer Employee Plans (as defined below), give each Continuing Employee the full credit for prior service with the Company for purposes of (a) eligibility and vesting under any Buyer Employee Plans and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, but except where such credit would result in a duplication of benefits. In addition, with respect to any Buyer Employee Plans, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out of pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits and disability benefits, for the benefit of, or relating to, any employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer. The terms and provisions of this Section are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer thirdparty beneficiary rights, and this Section does not confer any such rights upon any Continuing Employee. Nothing herein shall be construed to constitute an amendment of any Company Benefit Plan or Buyer Employee Plan and shall not be construed to prohibit the Company from amending or terminating any Employee Benefit Plans in accordance with the terms thereof and with applicable Law.

6.11 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 3.15(a) hereof) shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Buyer provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated). Unless Buyer provides such written notice to the Company, no later than two (2) Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Deregistration. Prior to March 31, 2008, the Company shall have filed with the SEC the forms necessary to terminate the registration of the Company Common Stock under Section 12(g) of the Exchange Act and suspend the Company’s reporting obligations under Section 15(d) of the Exchange Act.

(e) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff, unless and until the Company shall have filed with the SEC the forms necessary to terminate the registration of the Company Common Stock under Section 12(g) of the Exchange Act and suspend the Company’s reporting obligations under Section 15(d) of the Exchange Act, and such terminations shall have become effective and, pursuant to the Company’s Certificate of Incorporation, the stockholders of the Company approve the Merger by written consent.

7.2 Additional Conditions to Obligations of the Buyer and the Merger Subsidiary. The obligations of the Buyer and the Merger Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct as of the Closing Date in all material respects, in each case except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes resulting from actions expressly required by this Agreement, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e) Consents. The Company shall have obtained and provided to the Buyer all those required consents, waivers, authorizations or approvals required under Section 3.4(c).

(f) Board and Officer Resignations. The Company shall have received a written letters of resignation from each member of the Board of Directors and officer of the Company listed in Section 7.2(e) of the Company Disclosure Schedule, in each case effective at the Effective Time as to the resignation in his capacity as a member of the Board of Directors or officer, as applicable.

(g) Dissenters. No more than 10% of the holders of the outstanding shares of Company Common Stock shall have demanded appraisal rights under the DGCL.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes resulting from actions expressly required by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Subsidiary. The Buyer and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party, whether before or, subject to the terms hereof, after the Company Stockholder Approval:

(a) by mutual written consent of the Boards of Directors of the Buyer, the Merger Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by September 21, 2008 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournments and postponements thereof) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Required Company Stockholder Vote in favor of the Company Voting Proposal is attributable to the failure on the part of the Company to perform any material obligation set forth in this Agreement; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger) or shall have resolved to do so or shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (iii) the Company Board shall have failed to reject an Acquisition Proposal within 15 Business Days, or such shorter period as required by Law, following receipt by the Company of the written proposal for such Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (v) the Company shall have willfully breached its obligations under Section 6.1 of this Agreement or (vi) the Company Board shall have failed to reaffirm publicly and unconditionally its approval or recommendation of this Agreement as promptly as practicable (but in any event within five (5) Business Days) after receipt of a written request to do so from the Buyer;

(f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

(h) by the Company in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 6.1(b) and the payment of any termination fee required to be paid pursuant to Section 8.3(b).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force and effect; provided that (a) any such termination shall not relieve any party from liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer a termination fee of $200,000 plus expenses of up to $150,000 incurred in connection with this transaction in the event of termination of this Agreement pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(e), Section 8.1(f) or Section 8.1(h), provided that in the case of a termination pursuant to either Section 8.1(b), Section 8.1(d), Section 8.1(e) or Section 8.1(f), such payment shall be made only in circumstances where (x) the Company Stockholder Approval has not been obtained at the Company Meeting, (y) a bona fide Acquisition Proposal has been made by any person other than the Buyer prior to the Company Meeting and (z) the Company enters into an agreement with respect to an Acquisition Proposal, or an acquisition transaction is consummated, after the date hereof and prior to the expiration of the twelve-month period following the termination of this Agreement. Any payment required to be made pursuant to this Section 8.3(b) shall be made (A) in the case of a termination pursuant to Section 8.1(h), at or prior to the termination of this Agreement, or (B) in the case of a termination specified pursuant to either Section 8.1(b), 8.1(d), 8.1(e) or 8.1(f), at or prior to the earlier of the entering into of the agreement and the consummation of the transaction referred to in clause (y) above.

(c) In the event that the Company shall fail to pay the termination fee or expense reimbursement provided for in this Section 8.3, when due, Buyer shall be entitled to collect the costs and expenses actually incurred or accrued by Buyer (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.3, together with interest on such termination fee or expense reimbursement, commencing on the date that such termination fee or expense reimbursement became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.11 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Merger Subsidiary, to:

Versata Enterprises, Inc.

6011 West Courtyard Dr.

Suite 300

Austin, Texas 78730

Attn: Lance A. Jones

Telecopy: (512) 874-3502

with a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Attn: Dennis Cassell

Telecopy: (214) 200-0788

(b)	if to the Company, to:

TenFold Corporation

698 West 10000 South

South Jordan, Utah 84095

Attn: Robert P. Hughes

Telecopy: (801) 816-0340

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Ave., 35th Floor

Los Angeles, CA 90071-1560

Attn: Robert B. Knauss

Telecopy: (213) 687-3702

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Common Stock shall be third party beneficiaries) and Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the knowledge, after due inquiry of the employees and consultants of the Company who would reasonably be expected to have knowledge of the matters in question, as of the date hereof of Jeffery L. Walker, Robert W. Felton or Robert P. Hughes.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VERSATA ENTERPRISES, INC.

By:
Name:	Sean P. Fallon
Title:	Vice President – Finance and Chief
Financial Officer

TFTX ACQUISITION, INC.

By:
Name:	Sean P. Fallon
Title:	Vice President – Finance and Chief Financial Officer

TENFOLD CORPORATION

By:
Name:	Robert Felton
Title:	President and CEO